                                                                   EXHIBIT 19.1


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


Check the appropriate box:


/ / Preliminary Information Statement           / / Confidential, for Use of the Commission
                                                    only (as permitted by Rule 14c-5(d)(2))

/x/ Definitive Information statement


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                          BLUE JAY ENTERPRISES, INC.
               (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).
/ /  Fee computed on table below per Exchange Act   Rules 14c-5(g) and 0-11.

         (1)Title of each class of securities to which transaction applies:


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         (2)Aggregate number of securities to which transaction applies:


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         (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


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         (4)Proposed maximum aggregate value of transaction:


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         (5)Total fee paid:


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* Set forth the amount on which the filing fee is calculated and state how it was determined.

/x/Fee paid previously with preliminary materials.

/ /Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


(1)Amount Previously Paid:


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(2)Form, Schedule or Registration Statement No.:


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(3)Filing Party:


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(4)Date Filed:


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
                           BLUE JAY ENTERPRISES, INC.
                             East Tower, Suite 705
                          11835 West Olympic Boulevard
                         Los Angeles, California 90064
                    NOTICE OF THE TAKING OF CORPORATE ACTION
                      WITHOUT A MEETING BY WRITTEN CONSENT

         Notice is hereby given that Robert M. Bernstein, as holder of approximately 51.9% of the outstanding capital stock of Blue Jay Enterprises, Inc., a Delaware corporation (the "Company"), shall, on or about September 30, 1996 cause the Company to: (i) ratify the election of current directors; (ii) adopt an Amended and Restated Certificate of Incorporation (the "Amended Certificate") changing the name of the Company to UNIDYNE Corporation, authorizing shares of preferred stock, par value $10.00 and related changes to the Company's Common Stock, creating a classified board of directors, limiting stockholder actions to actions taken at meetings of stockholders, providing for limitation on the ability to amend certain provisions of the Amended Certificate and by-laws, eliminating or limiting the personal liability of directors to the Company or its stockholders for monetary damages for breach of certain fiduciary duties as a director, and authorizing indemnification of the Company's directors; and (iii) adopt the Blue Jay Enterprises, Inc., 1996 Stock Option Plan (the "Plan").

         The accompanying information statement is furnished pursuant to
Section 14(c) of the Securities Exchange Act of 1934.

                                         By Order of the Board of Directors,
                                         /s/ HARVEY KRAVETZ
                                         Harvey Kravetz
                                         Secretary


August 12, 1996




                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           BLUE JAY ENTERPRISES, INC.
                             East Tower, Suite 705
                          11835 West Olympic Boulevard
                         Los Angeles, California 90064

                             INFORMATION STATEMENT

         This Information Statement is furnished in connection with the taking of corporate action without a meeting by less than unanimous written consent of stockholders. Robert M. Bernstein ("Bernstein"), as holder of 375,809 shares of the common stock, par value $.001 per share (the "Common Stock"), of Blue Jay Enterprises, Inc., a Delaware corporation (the "Company"), is entitled to vote such shares or approximately 51.9% of the outstanding capital stock of the Company. On or about September 30, 1996, Bernstein intends to (i) ratify the election of directors; (ii) adopt an Amended and Restated Certificate of Incorporation (the "Amended Certificate") changing the name of the Company to UNIDYNE Corporation, authorizing shares of preferred stock, par value $10.00 and related changes to the Company's Common Stock, creating a classified Board of Directors, limiting stockholder actions to actions taken at meetings of stockholders, providing for limitation on the ability to amend certain provisions of the Amended Certificate, and eliminating or limiting the personal liability of directors to the Company or its stockholders for monetary damages for breach of certain fiduciary duties as a director, and authorizing indemnification of the Company's directors; and (iii) adopt the Blue Jay Enterprises, Inc., 1996 Stock Option Plan (the "Plan"). Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


         This Information Statement is first being sent or given to stockholders on or about August 12, 1996. Record holders of the Common Stock at the close of business on July 30, 1996 are entitled to receive a copy of this Information Statement. Each stockholder is entitled to one vote for each share of Common Stock held. On June 30, 1996, there were 724,059 shares of Common Stock outstanding.


                             INTRODUCTORY STATEMENT

         The Company was incorporated under the laws of Delaware on December 1, 1980 to engage in oil and gas exploration and development. In or about 1986, the Company ceased operations in the oil and gas field and until 1990 confined its activities to the winding up of matters arising out of prior years' operations. The Company discontinued all business operations in or about 1990.

         On May 17, 1996, the Company executed agreements (the "Agreements") to acquire all of the issued and outstanding stock of United Dynamatics, Inc., a Delaware corporation ("UDI"), and to acquire certain assets of Capital Idea, Inc., a Colorado corporation (Capital Idea"), which is one of the UDI shareholders in exchange for newly issued stock that would equal approximately 90 percent of the Company's outstanding common stock. The assets which the Company was to acquire from Capital Idea included an option to acquire 81% of the issued and outstanding common stock of Maxwell Dynamometer Systems, Inc., a Delaware corporation ("Maxwell"), and certain debt instruments issued by Maxwell evidencing debts in the amount of $723,000, including accrued interest (the "Note"). Subsequently on July 30, 1996, the Agreements were modified to provide that at closing the Note will be cancelled, to eliminate the option, and to provide that the Company will acquire 81% of the issued and outstanding common stock of Maxwell at closing.

         UDI, through its wholly owned subsidiary Dynamatic Corporation ("Dynamatic"), manufactures specialized electric motors and variable speed drives and controls utilizing the Eddy Current Drive (ECD) operating principal to control motor speed. The variable speed drives are used in a variety of products including stamping presses, pumps and special process equipment. Dynamatic also manufactures engine dynamometers and transmission dynamometers for a variety of large industrial customers, primarily in the automotive and
heavy equipment industries.   UDI employs approximately 125 persons at
facilities in Kenosha, Wisconsin and Exton, Pennsylvania.

         Maxwell manufactures and installs customized dynamometer systems. Its current focus is on large diameter dynamometers primarily used to perform various tests on trucks and buses. Maxwell employs approximately 16 persons at facilities in Exton, Pennsylvania.

         The UDI and Maxwell transactions are contingent on the satisfaction of certain conditions and the closing is expected to occur by September 30, 1996. Assuming that these conditions are satisfied, the Board of Directors intends to authorize the Company to close the transactions. No authorization from shareholders for consummation of these transactions is required and none is being sought. Concurrent with the closing and in accordance with the Company's by-laws, the Board of Directors will elect four new directors. Immediately thereafter, each of the two current members of the Board of Directors will resign. No shareholder approval for election of the new directors is required and none is being sought.

         The following individuals will constitute the Board of Directors following the resignation of the two current members of the Board:

         C. EUGENE HUTCHESON, age 53, has been Chief Executive Officer and Chairman of the Board of Directors of UDI since its inception. He was a co-founder of UDI and is Chairman of the Board and President of Maxwell. Mr. Hutcheson serves as Chairman and Chief Executive Officer of Dynamatic and of Capital Idea, which he founded in 1989. Previously, he was the Chairman and President of CIDCO Group, Inc., which developed and patented products for the packaging and container industry. Mr. Hutcheson is co-holder of a patent issued in September 1995 on a chassis dynamometer.

         CHARLOTTE E. DOREMUS, age 52, Chief Administrative Officer, Secretary and Director of UDI and Kenosha Corporation, is also Secretary/Treasurer and a Director of Maxwell and Capital Idea. Ms. Doremus has been an investor in start-up companies for more than ten years. Ms. Doremus has also been an Assistant to the Research Director and head of the Portfolio Review Department at Argus Research Corp; and a Registered Representative and Portfolio Analyst for Dean Witter Reynolds in New York City.

         DAVID M. BARRETT, ESQ., age 58, is a senior partner of the law firm of Barrett & Schuler, Washington, D.C. Mr. Barrett has been an instructor in law at Notre Dame Law School. He has been an Assistant United States Attorney for the District of Columbia and was recently appointed Independent Counsel for an investigation of a Cabinet Member of the President of the United States.

         DR. FRANK B. HOLZE, age 58, founded and manages Holze International Investment, a Monaco-based investment consulting firm. Dr. Holze was with ITT Corporation for 12 years. Subsequently, Dr. Holze was Vice President and a member of the board of management in Europe for the Thyssen-Bornemisza Group, which is based in Monaco, and was general manager of a number of the Group's companies.

                     RATIFICATION OF ELECTION OF DIRECTORS

         Pursuant to this corporate action without a meeting, the election to the Board of Directors of two directors, to serve until their successors are elected and qualified, will be ratified.

         The following information is furnished with respect to the directors whose election is to be ratified:

         ROBERT M. BERNSTEIN, age 62, has been a director of the Company since 1980 and President of the Company since 1980. Since 1988, Mr. Bernstein has also been the President and a director of Material Technology, Inc., and its predecessor Tensiodyne Corporation, a development stage corporation engaged in the creation and development of a patented device that measures metal fatigue. After closing of the UDI and Maxwell transactions, Mr. Bernstein will resign as a director and officer and will become a consultant to the Company for a minimum period of four years.

         HARVEY KRAVETZ, age 54, served as a director of the Company from 1990 to February 16, 1995 and from December 1, 1995 to the present. He has been a certified financial planner. Since 1987, he has been engaged as a consultant in the coffee distribution and sales business, including equipment sales, retail setup and management and business development. After closing of the UDI and Maxwell transactions, Mr. Kravetz will resign as a director and officer of the Company.

                             THE BOARD OF DIRECTORS

         During the year ended December 31, 1995, the Board of Directors of the Company held no meetings and took action by written consent on 3 occasions . The Board of Directors does not have an Audit Committee, a Compensation Committee, a Nomination Committee or any other committee. All directors participated in the giving of written consents on each occasion.

         None of the directors received cash compensation from the Company for his services as director and no options to purchase stock of the Company have been granted.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information concerning all stockholders known by the Company to be beneficial owners of five percent or more of the Common Stock as of June 30, 1996.

                                           Amount and Nature                 Percent
                                                    of                          of
Name and Address                           Beneficial Ownership 1/            Class
----------------                           ----------------------            -------
Robert M. Bernstein                        375,809                           51.9%
11835 W. Olympic Blvd.
East Tower 705
Los Angeles, CA  90064


                        SECURITY OWNERSHIP OF MANAGEMENT


         The following table sets forth information as of June 30, 1996 regarding the ownership of Common Stock of the Company by each of the Company's directors and executive officers and all of the Company's current directors and executive officers as a group.





---------------------------------

     1/ Mr. Bernstein has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

                                           Number                            Approximate
                                             of                               Percentage
Name                                       Shares                              of Class
----                                       ------                            -----------
Robert M. Bernstein                        375,809                              51.9%

Harvey Kravetz                             -0-                                   -0-

All Directors and                          375,809                              51.9%
Executive Officers
as a group (2 Persons)


                       COMPENSATION OF EXECUTIVE OFFICERS

         In the three years ended December 31, 1995, the Company has paid no compensation to any executive officer, has granted no options to executive officers and no officer has exercised any option.

                       ADOPTION OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION


         After consummation of the transactions with UDI and Maxwell, the Company will be engaged in active business operations. The Company believes that its Certificate of Incorporation should be amended so as to reflect this change in circumstances and to assist the Company in the conduct of its
business.    In addition, the Company believes that certain other amendments to its certificate of incorporation - described below - will promote stability of the Company's business and discourage attempted takeover of control of the Company unless such takeover is in the best interest of the Company and its stockholders. Accordingly, pursuant to corporate action without a meeting, the Amended Certificate will be adopted.

         Pursuant to the Amended Certificate, the Company will (i) change its name to UNIDYNE Corporation, (ii) authorize a new class of preferred stock, par value $10.00 (the "Preferred Stock"), of which 20,000,000 shares of preferred stock are authorized, (iii) create a classified board of directors (iv) limit stockholders action to actions taken at a meeting of stockholders (v) provide for limitations on the ability to amend certain provisions of the Amended Certificate and by-laws; and, (vi) eliminate or limit the personal liability of a director to the Company and its stockholders for monetary damages for breach of certain fiduciary duties as a director and authorize indemnification of the Company's directors.

         After adoption of the Amended Certificate, the authorized capital stock of the Company will consist of 20,000,000 shares of Preferred Stock, $10.00 par value, issuable in series and 50,000,000 shares of Common Stock, $.001 par value. The following is a brief summary of certain provisions relating to the Company's capital stock contained in the Amended Certificate and in the laws of Delaware.

         COMMON STOCK

         Upon adoption of the Amended Certificate, the Company's authorized Common Stock will consist of 50,000,000 shares, $ .001 par value, of which 724,059 shares will be issued and outstanding. Upon consummation of the UDI and Maxwell transactions, approximately 7,597,337 shares of Common Stock will be issued and outstanding. Holders of the Company's Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Each share of the Company's Common Stock will be entitled to equal dividend rights and to equal rights in the assets of the Company available for distribution to holders of Common Stock upon liquidation, subject to the rights of outstanding series of Preferred Stock and applicable law. The Company's Amended Certificate will not provide for preemptive rights to the holders of its Common Stock.

         PREFERRED STOCK

         Upon adoption of the Amended Certificate, no shares of Preferred Stock will be outstanding and the Company has no present intention to issue shares of Preferred Stock. However, without further action by the Company's stockholders, the Company's Board of Directors will be permitted, from time to time, to direct the issuance of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting powers of the holders of Common Stock, including the loss of voting control to others.

         Certain provisions of the Certificate and the Company's by-laws which are summarized below may affect potential changes in control of the Company. The Company believes that these provisions are in the best interest of stockholders because they will encourage a potential acquiror to negotiate with the Company, which will be able to consider the interest of all stockholders in a change of control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management more difficult.

         The Amended Certificate provides that as long as there are more than two directors, each director will serve for a three-year term and that approximately one-third of the directors will be elected annually. Candidates for directors will be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company within a period which will be prescribed by the by-laws. The number of directors of the Company will be determined from time to time by the Board. The Board of Directors currently consists of two members and will consists of four members after consummation of the UDI and Maxwell transactions. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office only for cause and only by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

         The Amended Certificate further provides that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing. Special meetings of stockholders may be called only by a majority of the Board of Directors. If a stockholder wishes to propose an agenda item for consideration, he must give a brief description of each item to the Company within a period which will be prescribed by the Company's by-laws. Notice to the Company of director nominations must also be given to the Company in advance of the time they receive notice of the meeting. The Company's by-laws provide that notice of a stockholders meeting must be given not less than ten or more than sixty days prior to the meeting date.

         The Amended Certificate generally provides that the foregoing provisions of the Amended Certificate may be amended or repealed by the stockholders only with the affirmative vote of at least 80% of the shares entitled to vote. These provisions exceed the usual majority vote requirement of Delaware law and are intended to prevent the holders of less than 80% of the voting power from circumventing the foregoing terms by amending the Certificate or by-laws. These provisions, however, enable the holders of more than 20% of the voting power to prevent amendments to the Amended Certificate or by-laws even if they are approved by the holders of a majority of the voting power.

         The effect of such provisions of the Company's Amended Certificate and by-laws may be to make more difficult the accomplishment of a merger or other takeover or change in control of the Company. To the extent that these provisions have this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of Common Stock. The Company is not aware of any proposed takeover attempts or any proposed attempt to acquire a large block of Common Stock.

         PERSONAL LIABILITY OF DIRECTORS

         Delaware law authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages for breach of certain fiduciary duties as director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly the Amended Certificate includes a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except as expressly limited by Delaware law. Currently the Delaware General Corporation Law does not permit elimination of personal laibility: (1) for any breach of the duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for any transaction for which the director derived an improper personal benefit; or (4) for certain other actions. Directors of the Company are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that action was taken in the best interest of the corporation), or for claims arising under the federal securities laws. The foregoing provisions of the Certificate may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, the Company intends to enter into indemnity agreements with present and future officers and directors for the indemnification of and the advancing of expenses to such persons to the full extent permitted by law.

         Delaware law permits a corporation, subject to certain conditions and limitations, to indemnify its officers, directors and certain other persons against liabilities, losses and expenses incurred by reason of their serving as officers, directors and in other capacities on behalf of the Company. The Company believes that such provisions will be beneficial in attracting and retaining qualified officers and directors. Accordingly, the Amended Certificate contains provisions conferring on its officers, directors and certain other persons certain rights to indemnification by the Company.

         The Amended Certificate provides for the indemnification of the Company's officers and directors, and any persons serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other entity, in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which they are threatened or become parties or otherwise involved by reason of acting in such capacities. Such indemnification will be provided to the fullest extent permitted by the Delaware General Corporation Law which requires a determination, either by a majority vote of a quorum of disinterested directors of the Company, by independent legal counsel or the stockholders, that (A) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company; (B) in any action, suit or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to the Company; and (C) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. The Delaware General Corporation Law provides that to the extent a director or officer, or any such other person, has been successful on the merits or otherwise in defense of any such action, suit or proceeding he shall be indemnified against expenses reasonably incurred in connection therewith.


         The Amended Certificate limits the right of any officer, director or such other person from obtaining such indemnification with respect to any proceeding brought by such officer, director or other person unless the Board of Directors has authorized such proceeding. In addition, subject to certain conditions and limitations, the Amended Certificate provides that such indemnification rights are contractual in nature and entitle the indemnitee to receive advances on indemnifiable expenses prior to final disposition of the pertinent proceeding.

         Pursuant to the Amended Certificate the Company may grant rights of indemnification and advances on expenses to any employee or agent of the Company to the fullest extent of the provisions of the Amended Certificate with respect to indemnification and advancement of expenses of officers and directors of the Company and such other persons serving in official capacities with other entities at the request of the Company. Furthermore, the indemnification rights provided in the Amended Certificate are not the exclusive rights of the Company's officers and directors or such other specified persons, each of whom may acquire other rights by statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         At present there are no material claims, actions, suits or proceedings pending where indemnification would be required under these provisions, and the Company does not know of any such threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

                         ADOPTION OF STOCK OPTION PLAN

         Pursuant to the corporate action without a meeting the Blue Jay Enterprises, Inc., 1996 Stock Option Plan (the "Plan") is to be approved. The Plan authorizes the issuance of 1,100,000 options to purchase shares of Common Stock, and a total of 1,100,000 shares of Common Stock are subject to the Plan. The shares of Common Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired by the Company.

         The purpose of the Plan is to encourage ownership of the Company's Common Stock by key employees, advisors, consultants, directors and officers providing services to the Company and its subsidiaries and to provide increased incentives for such individuals to render services to the Company and its subsidiaries in the future and to exert maximum effort for the success of the business of the Company. The Plan will be administered by the Board of Directors or a committee consisting of not less than two members of the Board of Directors to administer the Plan on behalf of the Board (the "Committee"). From time to time, the Board of Directors may increase the size of the Committee and appoint additional members thereto, fill vacancies on the Committee, and remove all members of the Committee.

         The Plan permits the issuance of Non-Qualified Stock Options and Incentive Stock Options. Non-Qualified Stock Options are those options granted pursuant to the Plan which do not qualify in whole or in part as an Incentive Stock Option pursuant to the Internal Revenue Code of 1986, as amended (the "Code"). Non-Qualified Stock Options may be granted under the Plan to the Company's officers, directors, employees, advisors and consultants employed by the Company or any of the Company's subsidiaries on a full-time or part-time basis (collectively, "Employees") for a reason connected with their employment or other service to the Company or any subsidiary.

         Incentive Stock Options are options granted pursuant to the Plan or other options granted to Employees which comply with the Code. Incentive Stock Options may only be granted to Employees for a reason connected with their employment by the Company or one of its subsidiaries. An Employee may only exercise an Incentive Stock Option initially during any calendar year when the aggregate fair market value of the option to be exercised is less than or equal to $50,000.

         Incentive Stock Options under the Plan may be granted only to Employees in connection with their employment by the Company or one of the Company's Subsidiaries. Pursuant to the Plan, a "Subsidiary" is defined as "any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time the option is granted, each of the corporations in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain." Non-Qualified Stock Options may be granted under the Plan to Employees in connection with their employment or other service to the Company or any Subsidiaries. The grant to an Employee of Incentive Stock Options or Non-Qualified Stock Options does not preclude the grant of additional Plan options in the future. The Company estimates that approximately 75 people will be eligible for participation in the Plan based upon their status as Employees.

         Each Incentive Stock Option or Non-Qualified Stock Option granted pursuant to the Plan will be evidenced by a written agreement which will specify, among other items, (i) the period for which the option is granted, which may not exceed 10 years from the date of grant; (ii) the purchase price of each share of Common Stock; (iii) the exercise period of the option; (iv) the procedure by which the option may be exercised; (v) the termination of options upon termination of an Employee's employment with the Company or any subsidiary; (vi) applicable provisions upon disability or death of the option holder; (vii) unless the shares issuable upon exercise of an option are registered for public resale pursuant to the Securities Act of 1933 (the "Act"), a representation of the option holder stating that, upon request of the Committee, the option holder shall deliver a representation that the shares to be acquired upon exercise of the option are to be acquired for investment and not for resale or with a view to the distribution thereof; and (viii) the nontransferability of the options granted pursuant to the Plan.

         Non-Qualified Stock Options will not be granted for a period exceeding 10 years. Incentive Stock Options will not be granted for a period exceeding five years if, on the date the option is granted, the Employee receiving the option owns more than 10 percent of the outstanding stock of the Company, as determined in accordance with Section 425(d) of the Code.

         The purchase price of each share of Common Stock subject to any option granted pursuant to the Plan will be determined by the Committee at the time the option is granted. Except as provided below, the purchase price of each share of Common Stock purchased pursuant to exercise of Incentive Stock Options will not be less than the fair market value of a share of Common Stock on the date the option is granted, as determined by the Committee. In the event that the Employee granted the option owns more than 10 percent of the outstanding stock of the Company on the date the option is granted, as determined in accordance with Section 425(d) of the Code, the purchase price of each share of Common Stock pursuant to exercise of Incentive Stock Options will not be less than 110 percent of the fair market value of a share of Common Stock on such date.

         No option under the Plan may be exercised, in whole or in part, unless the person exercising the option remains in the employment of the Company on the date upon which the options may be exercised. In the event that an Employee ceases to be employed by the Company or any of its Subsidiaries for any reason other than death or disability, the options granted to him pursuant to the Plan shall terminate. Any options which are exercisable on the date of such termination may be exercised during a three-month period beginning on such date. In the event that an Employee dies or experiences a disability during the Employee's employment with the Company, the options previously granted to him may be exercised at any time and from time to time within a one year period after disability or death by the option holder or the option holder's executor, administrator or estate, or the person or persons to whom such rights pass by will or laws of descent and distribution. An Employee is deemed disabled if, in the opinion of a physician selected by the Committee, he or she is incapable of performing services for the Company or any of its Subsidiaries by reason of any medically determinable physical or mental impairment which may be expected to result in death or to be of long, continued and indefinite duration lasting not less than 12 months.

         At present the amounts which will be received by executive officers or directors of the Company pursuant to the plan are not determinable. It is anticipated, however, that Robert M. Bernstein, the current Chief Executive Officer of the Company (who will become a consultant to the Company) will be granted options to purchase 400,000 shares of Common Stock at a price of $3 per share.

         The Board of Directors may amend or alter the Plan unless such amendment or alteration would impair the rights of an option holder without his consent or, without the approval of the shareholders, would increase the total number of shares reserved for Plan purposes or decrease the option price (except as otherwise permitted




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
pursuant to the Plan) or extend the expiration date of the Plan. The Board of Directors may discontinue the Plan at any time.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's principal accountant for the fiscal year most recently ended was Jones, Jensen & Company. No accountant has been retained by the Company for the current fiscal year.




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